PLAN PURSUANT TO RULE 12b-1
                             Adopted March ___, 1997


         WHEREAS,  Delta Micro Cap Growth  Fund, a  diversified  series of Delta
Funds, Inc., (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Directors have determined that there is a reasonable likelihood that adoption of the Plan of Distribution will benefit the Fund and its shareholders; and

         WHEREAS, the Fund and European Equities Partners, Inc. (the "Distributor") have entered into a separate Distribution Agreement dated as of this date, pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

         NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. The Fund shall pay to the Distributor, as the distributor of securities of which the Fund is the issuer, compensation for distribution of its shares at the rate of 0.25% per annum of the Fund's average daily net assets. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers who provide distribution and/or shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Conduct Rules of the National Association of Securities Dealers, Inc.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for services of the Distributor, its affiliates and other broker-dealers it may select in connection with the distribution of the Fund's shares, including personal services to shareholders with respect to their holdings of Fund shares, and may be spent by the Distributor, its affiliates and such broker-dealers on any activities or expenses related to the distribution of the Fund's shares or services to shareholders, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, its affiliates or other broker-dealers; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for


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other than existing  shareholders;  preparation,  printing and  distribution  of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor, its affiliates or other broker-dealers over distribution revenues received by them).

         3. This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities of the Fund (as defined in the Act).

         4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Board of Directors of the Fund and of the Directors who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         5. This Plan shall continue in effect until one year from the date this Plan takes effect, and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4 hereof.

         6. The Distributor shall provide to the Directors of the Fund and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Directors shall request the Distributor to specify such items of expenses as the Directors deem appropriate. The Directors shall consider such items as they deem relevant in making the determinations required by paragraph 5 hereof.

         7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Fund. In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor, its affiliates or other broker-dealers in excess of payments made by the Fund pursuant to this Plan. However, this shall not preclude consideration by the Directors of the manner in which such excess expenses shall be treated.

         8. This Plan may not be amended to increase materially the amount the Fund may spend for distribution provided in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in



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paragraph 4 hereof.

         9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

         10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan of Distribution as of the day and year set forth below in New York, New York.

Dated: ___________________            DELTA FUNDS, INC.


                                      By:   _______________________________

                                      Name: _______________________________

                                      Title:_______________________________


Dated: ___________________            EUROPEAN EQUITIES PARTNERS, INC.


                                      By:   _______________________________

                                      Name: _______________________________

                                      Title:_______________________________



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